Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as March 26, 2026, by and between NeoVolta, Inc., a Nevada corporation (the “Company”) having its principal place of business at 12195 Dearborn Place, Poway, CA 92064, and Jing Nealis, who resides at [***] (“Executive”, and the Company and the Executive collectively referred to herein as the “Parties”).

WITNESSETH:

WHEREAS, the Executive has agreed to serve as the Company’s Chief Financial Officer and the Company would like to retain Executive as its Chief Financial Officer, and the Parties desire to enter into this Agreement embodying the terms of such employment; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises of the Parties contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1. Title and Job Duties.

(a) Subject to the terms and conditions set forth in this Agreement, commencing on May 18, 2026 (the “Effective Date”), the Company agrees to employ Executive as Chief Financial Officer. Executive shall report directly to the Company’s Chief Executive Officer (the “CEO”).

(b) Executive’s primary work location shall be [***].

(c) Executive accepts such employment and agrees, during the term of her employment, to devote her full business and professional time and energy to the Company and agrees faithfully to perform her duties and responsibilities in an efficient, trustworthy and business-like manner. Executive also agrees that the CEO shall determine from time to time such other duties as may be assigned to her, consistent with her position. Executive agrees to carry out and abide by such directions of the CEO.

(d) Without limiting the generality of the foregoing, Executive shall not, without the prior written approval of the Company’s Board of Directors (the “Board”), render services of a business or commercial nature on her own behalf or on behalf of any other person, firm, or corporation, whether for compensation or otherwise, during the Term (as defined below). The foregoing limitation shall not apply to Executive’s involvement in associations, charities and service on another entity’s board of directors, provided such involvement does not interfere with Executive’s responsibilities (and as it pertains to any service on another entity’s board of directors, provided such action is pre-approved in writing by the Board).

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2. Salary and Additional Compensation.

(a) Sign-On Bonus. Upon the commencement of Executive’s employment, the Company shall pay to Executive a sign-on bonus equal to $35,417, payable in a lump sum, subject to applicable withholdings, within thirty (30) days following the Effective Date.

(b) Base Salary. During the Term, the Company shall pay to Executive an annual base salary (“Base Salary”), which shall initially be $425,000. The Compensation Committee (the “Compensation Committee”) of the Board shall endeavor to review the Executive’s Base Salary on an annual basis (at the end of the Company’s compensation year, which shall be its fiscal year).

(c) Annual Bonus. For each full fiscal year during the Term, Executive will be eligible to receive an annual bonus (the “Annual Bonus”), within ninety (90) days of the completion of such year, subject to Executive's continued employment through the payment date. The final determination of the amount, if any, of the Annual Bonus will be made by, and in the sole discretion of, the Compensation Committee (or the Board, if such committee has been dissolved), based on the Company’s assessment, in its sole discretion, as to whether written goals and objectives established and approved by the Compensation Committee (or the Board, if such committee has been dissolved) prior to the beginning of each fiscal year have been satisfied. Provided that the written objectives established by the Compensation Committee or the Board are achieved, Executive shall be entitled to receive an Annual Bonus equal to the target Annual Bonus multiplied by the percentage of objectives achieved. If Executive achieves more than 100% of the written objectives, Executive may be eligible to receive an additional bonus above 100% of the target Annual Bonus, in an amount determined in the sole discretion of the Compensation Committee (or the Board, if such committee has been dissolved). The Compensation Committee or the Board shall use commercially reasonable efforts to establish written objectives within thirty (30) days of the start of each fiscal year. The target Annual Bonus is 80% of Base Salary (prorated for partial years).

(d) Initial Grants.

(i) On the Effective Date, Executive will receive a grant (the “RSU Grant”) of restricted stock units (the “RSUs”) equal to 1,000,000 shares of the Company’s common stock. The RSU Grant shall vest as follows: (i) 33% on the one-year anniversary of the Effective Date; and (ii) the remaining 67% in eight (8) quarterly installments thereafter, provided Executive remains continuously employed by Company through each such vesting date. The RSU Grant shall be made pursuant to the Company’s Stock Incentive Plan(s) (the “Plan”), and shall in all respects be subject to and governed by the terms and conditions of such Plan and the RSU Grant.

(ii) On the Effective Date, Executive will receive a performance grant (the “PSU Grant”) of RSUs equal to 25,000 shares of the Company’s common stock. The PSU Grant shall vest upon the successful completion of customer payments to NeoVolta Power LLC exceeding $1M in the Company’s sole discretion, provided Executive remains continuously employed by Company through such vesting date. The PSU Grant shall be made pursuant to the Plan, and shall in all respects be subject to and governed by the terms and conditions of such Plan and the PSU Grant.

(e) Annual Equity Grant. For each fiscal year during the Term commencing with the fiscal year starting July 1, 2027, Executive will be eligible to receive an annual equity grant under the Plan (the “Annual Grant”), subject to the availability of shares of common stock under the Plan. The final determination on the amount, if any, of the Annual Grant will be made by, and in the sole discretion of the Compensation Committee (or the Board, if such committee has been dissolved), based on the Company’s assessment, in its sole discretion.

(f) In the event of a Change of Control (as defined in the Plan), all unvested equity awards granted to Executive under this Agreement, whether initially or annually granted, shall automatically vest, subject to Executive's continued employment through the date of the Change of Control.

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3. Expenses. In accordance with Company policy, the Company shall reimburse Executive for all reasonable association fees, professional related expenses (certifications, licenses and continuing professional education) and business expenses properly and necessarily incurred and paid by Executive in the performance of her duties under this Agreement, upon her presentment of detailed receipts in the form required by the Company’s policy. Notwithstanding the foregoing, all expenses must be promptly submitted for reimbursement by Executive. In no event shall any reimbursement be paid by the Company after the end of the calendar year following the year in which the expense is incurred by Executive.

4. Benefits.

(a) Vacation; Paid Time Off. During the Term (as defined in Section 5 below), the Executive shall be entitled to 21 paid vacation days per calendar year (prorated for partial years) in accordance with the Company’s vacation policies, as in effect from time to time. The Executive shall receive other paid time off in accordance with the Company’s policies for executive officers as such policies may exist from time to time and as required by applicable law. Executive shall further be entitled to sick days in accordance with the Company's applicable policy.

(b) Health Insurance and Other Plans. Executive shall be eligible to participate in the Company’s medical, dental and other employee benefit programs, if any, that are provided by the Company for its employees at Executive’s level in accordance with the provisions of any such plans, as the same may be in effect from time to time. Executive acknowledges that the Company in its sole discretion may modify or terminate any or all of its benefit plans at any time.

5. Term. The term of employment under this Agreement (the “Term”) shall commence on the Effective Date and shall continue until terminated by the Company or Executive in accordance with the terms and conditions set forth herein.

6. Termination.

(a) Termination at the Company’s Election.

(i) For Cause. At the election of the Company, Executive’s employment may be terminated at any time for Cause (as defined below) upon written notice to Executive given pursuant to Section 12 of this Agreement. For purposes of this Agreement, “Cause” for termination shall include the following circumstances: (A) Executive’s being convicted of, pleading guilty or no contest to (or otherwise admitting guilt to) or being formally charged with the commission of a felony or other crime involving dishonesty or moral turpitude (excluding any motoring offense for which a non-custodial sentence is received); (B) gross negligence or willful misconduct by Executive in the performance of any of her duties or other obligations under this Agreement; (C) the association, directly or indirectly, of Executive for her profit or financial benefit with any person, firm, partnership, association, corporation or other entity that competes with the Company or any Affiliated Entity (as defined below); provided, however, that (i) passive ownership of not more than 1% of any publicly traded company or (ii) with the pre-approval of the Company, passive investment entered into after the date of this Agreement in a private company through venture funds as a limited partner; (D) the disclosing or using of any material Confidential Information (as hereinafter defined) of Company or any Affiliated Entity at any time by Executive, except as required in connection with her duties to Company or any Affiliated Entity; (E) the breach by Executive of her fiduciary duty or duty of trust to Company, including, but not limited to, the commission by Executive of an act of theft, fraud or embezzlement against Company or any Affiliated Entity or misappropriation of any Affiliated Entities’ property; (F) intentional misconduct or dishonesty toward or involving Company or any Affiliated Entity, which misconduct or dishonesty is injurious to the Company or any Affiliated Entity, monetarily or otherwise; or (G) any other material breach by Executive of any of the terms or provisions of this Agreement or any other agreement with the Company or an Affiliated Entity, which other material breach is not cured within ten business days of notice by the Company.

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(ii) Upon Disability. If a Disability (as defined below) of Executive has occurred, the Company may give to Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment shall terminate effective on the 30th day after receipt of such notice by Executive, provided that, within thirty (30) days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean Executive is entitled to receive long-term disability benefits under Company’s long-term disability plan, or if there is no such plan, Executive’s inability, due to physical or mental incapacity, to substantially perform her essential duties and responsibilities under this Agreement, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days; provided however, in the event Company temporarily replaces Executive, or transfers Executive’s duties or responsibilities to another individual on account of Executive’s inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then Executive’s employment shall not be deemed terminated by Company. To the extent the Company does not have a long-term disability plan, any question as to the existence of Executive’s Disability as to which Executive and Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and Company. If Executive and Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to Company and Executive shall be final and conclusive for all purposes of this Agreement.

(iii) Upon Death or Without Cause. The Company may terminate Executive’s employment at any time: (A) upon Executive’s death or (B) with ten (30) days prior written notice, at any time without Cause for any or no reason.

(b) Termination at Executive’s Election; Good Reason Termination. Notwithstanding anything contained elsewhere in this Agreement to the contrary, Executive may terminate her employment hereunder at any time and for any reason, upon thirty (30) days’ prior written notice to the Company (“Voluntary Resignation”), provided that upon notice of resignation, the Company may terminate Executive’s employment immediately and pay Executive thirty (30) days’ Base Salary in lieu of notice. Furthermore, the Executive may terminate this Agreement for “Good Reason,” which shall mean the occurrence of one or more of the following without Executive’s written consent: (i) any failure by the Company to comply with any of the material provisions of Section 2 of this Agreement, other than insubstantial or inadvertent failures not in bad faith which are remedied by the Company promptly after receipt of notice thereof given by the Executive; (ii) a material diminution of Executive’s authority, duties or responsibilities other than any such authority, duties or responsibilities assigned at any time which are by their nature, or which are identified at the time of assignment, as being temporary or short term; (iii) a material breach by the Company of any written agreement between the Company and Executive; and (iv) the relocation of Executive’s primary place of work to a location more than thirty-five (35) miles from Pleasanton, California without Executive’s prior written consent. Good Reason shall not exist hereunder unless within 30 days of the initial existence of a condition described above, the Executive provides notice in writing to the Company, specifically describing the condition giving rise to Good Reason and allowing the Company a period of 30 days from the date of receipt of the notice to remedy such condition; and provided, further, however, that a condition will not give rise to Good Reason hereunder unless, within 60 days after the initial existence of such condition, Executive will have actually terminated her employment with the Company by giving written notice of resignation for failure of the Company to remedy such condition

(c) Termination in General. If Executive’s employment with the Company terminates for any reason, the Company will pay or provide to Executive: (i) any unpaid Base Salary through the date of employment termination, (ii) any unpaid Annual Bonus for the fiscal year prior to the fiscal year in which the termination occurs (payable at the time the bonuses are paid to employees generally), (iii) any accrued but unused vacation or paid time off in accordance with the Company’s policy, (iv) reimbursement for any unreimbursed business expenses incurred through the termination date, to the extent reimbursable in accordance with Section 3, and (v) all other payments or benefits (if any) to which Executive is entitled under the terms of any benefit plan or arrangement (collectively, the “Accrued Obligations”).

(d) Resignation from All Positions. Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall resign, as of the date of termination, from all positions she then holds as an officer, director, employee and member of the Board of Directors (and any committee thereof), if applicable. The Executive shall be required to execute such writings as are required to effectuate the foregoing.

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7. Severance.

(a) Severance.

(i) If Executive’s employment is terminated by the Company without Cause (and for other than death or Disability) or by Executive for Good Reason, in addition to the Accrued Obligations, Executive shall be entitled to receive: (A) accelerated vesting of all unvested equity previously granted to Executive, with such unvested equity vesting within thirty (30) days after the termination date; and (B) continued payment, as severance, of Executive’s Base Salary in effect at the time of termination for nine (9) months (the “Severance Payments”), payable in accordance with the Company’s normal payroll practices in effect as of the time of termination. Accelerated vesting of unvested equity and payment of Severance Payments are contingent upon Executive’s compliance with any post-employment obligations contained in this Agreement and with Executive’s timely execution, delivery and non-revocation (and the expiration of any period of revocation) of a separation agreement containing a general release and waiver of claims of the Company and Affiliated Entities, and its and their officers, directors, employees, agents, successors and assigns, and such other persons and/or entities as the Company may determine, and other customary terms in a form reasonably acceptable to the Company (the “Release”) by the deadline specified therein and in any event within 60 days of the termination of employment. The Release form shall be provided within 14 days of termination. Once the Release is executed and delivered, Severance Payments shall commence on the first regular payroll date immediately following the date the Release is executed and no longer subject to revocation (“Release Effective Date”). The first Severance Payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date had such payments commenced immediately after Executive’s termination of employment, and any Severance Payments made thereafter will continue as otherwise provided herein.

(ii) If Executive's employment is terminated by the Company without Cause (and for other than Disability) or by Executive for Good Reason, and if Executive is eligible for and timely elects to continue to participate in the Company’s medical and dental benefit programs pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and applicable state continuation laws and regulations, provided Executive timely executes, delivers and does not revoke the Release, the Company will continue to pay the same portion of Executive's medical and dental insurance premiums under COBRA as during active employment (for Executive and eligible spouse and dependents) until the earlier of: (A) nine (9) months from Executive's termination of employment; (B) the date Executive is eligible for medical and/or dental insurance benefits from another employer; or (C) the date Executive is no longer eligible for COBRA benefits.

(b) Notwithstanding the foregoing, (i) any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code and the regulations and official guidance issued thereunder (“Section 409A”)) that is/are required to be made to Executive hereunder as a “specified employee” (as defined under Section 409A) as a result of such employee’s “separation from service” (within the meaning of Section 409A) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid upon expiration of such six (6) month delay period; and (ii) for purposes of any such payment that is subject to Section 409A, if the Executive’s termination of employment triggers the payment of “nonqualified deferred compensation” hereunder, then the Executive will not be deemed to have terminated employment until the Executive incurs a “separation from service” within the meaning of Section 409A.

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8. Confidential Information and Invention Assignment.

(a) Confidential Information.

(i) Executive understands that during her employment she will have access to unpublished and otherwise confidential information both of a technical and non-technical nature, relating to the business of the Company and any of its parents, subsidiaries, divisions, affiliates (collectively, “Affiliated Entities”), or clients, including without limitation any of their actual or anticipated business, research or development, any of their technology or the implementation or exploitation thereof, including without limitation information Executive and others have collected, obtained or created, information pertaining to software, patent formulations, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets and equipment designs, including information disclosed to the Company by others under agreements to hold such information confidential (collectively, the “Confidential Information”). Executive agrees to observe all Company policies and procedures concerning such Confidential Information. Executive further agrees not to disclose or use, either during her employment or at any time thereafter, any Confidential Information for any purpose, including without limitation any competitive purpose, unless authorized to do so by the Company in writing, except that she may disclose and use such information when necessary in the performance of her duties for the Company. Executive’s obligations under this Agreement will continue with respect to Confidential Information, whether or not her employment is terminated, until such information becomes generally available from public sources through no action of Executive. Notwithstanding the foregoing, however, Executive shall be permitted to disclose Confidential Information as may be required by a subpoena or other governmental order, provided that, if she is lawfully permitted to do so, she first notifies promptly the Company of such subpoena, order or other requirement and allows the Company the opportunity to obtain a protective order or other appropriate remedy. Nothing herein shall prohibit Employee from (A) reporting a suspected violation of law to any governmental or regulatory agency and cooperating with such agency, or from receiving a monetary recovery for information provided to such agency, (B) testifying truthfully under oath pursuant to subpoena or other legal process or (C) making disclosures that are otherwise protected under applicable law or regulation.

(ii) During Executive’s employment, upon the Company’s request, or upon the termination of her employment for any reason, Executive will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, apparatus, computers, cell phones, tablets, hardware, software, drawings, and any other material of the Company or any of its Affiliated Entities or clients, including all materials pertaining to Confidential Information developed by Executive or others, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in Executive’s possession, custody or control, and Executive shall retain no copies of such materials.

(iii) Defend Trade Secrets Act (DTSA) Notice. An individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

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(b) Invention Assignment.

(i) Executive will promptly disclose to the Company any idea, invention, discovery or improvement, whether patentable or not (“Creations”), conceived or made by her alone or with others in the performance of work or rendering of services, pursuant to this Agreement. Executive agrees that the Company owns all such Creations, and Executive hereby assigns and agrees to assign to the Company all rights she has or may acquire therein and agrees to execute any and all applications, assignments and other instruments relating thereto which the Company deems necessary or desirable. These obligations shall continue beyond the termination of her employment with respect to Creations and derivatives of such Creations conceived or made during her employment with the Company. Executive understands that the obligation to assign Creations to the Company shall not apply to any Creation which is developed entirely on her own time without using any of the Company’s equipment, supplies, facilities, and/or Confidential Information unless such Creation (A) relates in any way to the business or to the current or anticipated research or development of the Company or any of its Affiliated Entities; or (B) results in any way from her work at the Company.

(ii) Executive will not assert any rights to any invention, discovery, idea or improvement relating to the business of the Company or any of its Affiliated Entities or to her duties hereunder as having been made or acquired by Executive prior to her work for the Company.

(iii) Executive agrees to cooperate fully with the Company, both during and after her employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to such Creations. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Creations. Executive further agrees that if the Company is unable, after reasonable effort, to secure Executive’s signature on any such papers, any officer of the Company shall be entitled to execute such papers as her agent and attorney-in-fact and Executive hereby irrevocably designates and appoints each officer of the Company as her agent and attorney-in-fact to execute any such papers on her behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Creations, under the conditions described in this paragraph.

9. Non-solicitation and Non-disparagement.

(a) Executive agrees that, during the Term and until six (6) months after the termination of her employment for any reason, Executive will not, directly or indirectly, including on behalf of any person, firm or other entity, employ or actively solicit for employment any employee of the Company or any of its Affiliated Entities, or anyone who was an employee of the Company or any of its Affiliated Entities within the one-year period prior to the termination of Executive’s employment, or induce any such employee to terminate her or her employment with the Company or any of its Affiliated Entities.

(b) During the Term and thereafter, Executive agrees not to disparage or criticize any Affiliated Entity or any of their respective businesses, management, business practices, equity holders, officers, directors, managers, employees, parents, subsidiaries or agents (the “Affiliated Entity Persons”), and will not otherwise do or say anything that could disrupt the good morale, or otherwise harm the interests or reputations, of the Affiliated Entity Persons. Nothing in this Section 9(b) in any way restricts Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized governmental agency, provided that such compliance does not exceed that required by the law, regulation or order.

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10. Representation and Warranty. The Executive hereby acknowledges and represents that she has had the opportunity to consult with legal counsel regarding her rights and obligations under this Agreement and that she fully understands the terms and conditions contained herein. Executive represents and warrants that Executive has provided the Company a true and correct copy of any agreements that purport: (a) to limit Executive’s right to be employed by the Company; (b) to prohibit Executive from engaging in any activities on behalf of the Company; or (c) to restrict Executive’s right to use or disclose any information while employed by the Company. Executive further represents and warrants that Executive will not use on the Company’s behalf any information, materials, data or documents belonging to a third party that are not generally available to the public, unless Executive has obtained written authorization to do so from the third party and provided such authorization to the Company. In the course of Executive’s employment with the Company, Executive is not to breach any obligation of confidentiality that Executive has with third parties, and Executive agrees to fulfill all such obligations during Executive’s employment with the Company. Executive further agrees not to disclose to the Company or use while working for the Company any confidential information or trade secrets belonging to a third party.

11. Injunctive Relief. In signing this Agreement, Executive agrees that the restraints in Sections 8 and 9 are necessary for the reasonable and proper protection of the Affiliated Entities, and that each of the restraints is reasonable in respect to subject matter and length of time. Without limiting the remedies available to the Company, Executive acknowledges that a breach of any of the covenants contained in Section 8 or 9 above would cause the Affiliated Entities irreparable harm for which there is no adequate remedy at law, that it will not be possible to measure precisely damages for such injuries and that, in the event of such a breach or threat thereof, the Affiliated Entities shall be entitled, without the requirement to post bond or other security and without the necessity of showing actual money damages, to preliminary and permanent injunctive relief restraining Executive from engaging in activities prohibited by this Agreement or such other relief as may be required to specifically enforce any of the covenants in Section 8 or 9 of this Agreement. Executive agrees that she will reimburse the Affiliated Entities for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of Sections 8 or 9 if any Affiliated Entity prevails on any material issue involved in such dispute. Executive also agrees that each of the Affiliated Entities will have the right to enforce all of Executive’s obligations to that Entity under this Agreement, including without limitation pursuant to Sections 8 and 9. No claimed breach of this Agreement or other violation of law attributable to the Affiliated Entities will operate to excuse the Executive from the performance of her obligations under Sections 8 and 9.

12. Notice. Any notice or other communication required or permitted to be given to the Parties shall be deemed to have been given if either personally delivered, or if sent for next-day delivery by nationally recognized overnight courier, and addressed as follows:

If to Executive, to:

Jing Nealis

[***]

If to the Company, to:

NeoVolta, Inc.

12195 Dearborn Place

Poway, CA 92064

Attention: Chairperson of the Board

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13. Severability. If any provision of this Agreement is declared void or unenforceable by a court of competent jurisdiction, all other provisions shall nonetheless remain in full force and effect.

14. Withholding. The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.

15. Indemnification/D&O Insurance. The Company shall purchase and maintain director and officer liability insurance on such terms and providing such coverage as the Board determines is appropriate from time-to-time, and the Executive shall be covered by such insurance, pursuant to the terms of the applicable plan(s) and policy(ies), to the same extent as similarly situated officers and directors of the Company. Concurrently with the execution of this Agreement, the Company shall provide Executive with the Company’s standard form of Officer and Director Indemnification Agreement for execution by both parties.

16. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without regard to the conflict of laws provisions thereof that would require the application of the laws of another jurisdiction. Each Party irrevocably consents to the exclusive jurisdiction and venue of the state and federal courts located in San Diego County, California for any action or proceeding arising out of or relating to this Agreement and waives any objection to such jurisdiction or venue on the grounds of inconvenient forum or otherwise.

17. Waiver. The waiver by either Party of a breach of any provision of this Agreement shall not be or be construed as a waiver of any subsequent breach. The failure of a Party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement. Any such waiver must be in writing, signed by the Party against whom such waiver is to be enforced.

18. Assignment. This Agreement is a personal contract and Executive may not sell, transfer, assign, pledge or hypothecate her rights, interests and obligations hereunder. Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of Executive and her personal representatives and shall inure to the benefit of and be binding upon the Company and its successors and assigns, including without limitation, any corporation or other entity into which the Company is merged or which acquires all or substantially all of the assets of the Company.

19. Entire Agreement. This Agreement embodies all of the representations, warranties, covenants, understandings and agreements between the Parties relating to Executive’s employment with the Company. No other representations, warranties, covenants, understandings, or agreements exist between the Parties relating to Executive’s employment. This Agreement shall supersede all prior agreements, written or oral, relating to Executive’s employment. This Agreement may not be amended or modified except by a writing signed by the Parties.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date first written above.

NeoVolta, Inc.

By: _____/s/ Ardes Johnson____________

Name: Ardes Johnson

Title: Chief Executive Officer

Agreed to and Accepted:

Jing Nealis

/s/ Jing Nealis

Date: March 26, 2026

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